[JACKSON NATIONAL LIFE INSURANCE COMPANY LETTERHEAD]



September 24, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re: Jackson National Separate Account - I (Retirement Latitudes) File Nos. 333-132128 and 811-08664

Dear Commissioners:

This filing is Post-Effective Amendment No. * under the Investment Company Act of 1940 and Post-Effective Amendment No. 10 under the Securities Act of 1933, and is being made under paragraph (b)(1)(vii) of rule 485 as a replicate filing. Its purpose is to reflect the comments of the staff on the template filing (Accession No. 0000927730-08-000018 and Accession No. 0000927730-09-000106);
template relief requested by letters dated August 19, 2009, and August 26, 2009, respectively. This amendment does not contain disclosures that would render it ineligible to become effective under paragraph (b) of rule 485. We propose that it becomes effective on September 28, 2009, as indicated on the facing sheet of the amendment.

Please call me at (517) 367-3835 if you have any questions.

Respectfully,

ANTHONY L. DOWLING

Anthony L. Dowling
Associate General Counsel